EXHIBIT 10.7



                                              December 19, 2003






Mr. Garry Higdem
2207 Longmire Road
Conroe, TX 77304

Dear Garry:

           This letter is to confirm the employment offer extended to you for the position of Senior Vice President of Ashland Inc., and President of APAC reporting directly to me as Chairman and Chief Executive Officer, Your salary will be $450,000 on an annualized basis, which is paid semi-monthly at $18,750. Ashland will provide you with a one time sign-on bonus in the amount of $250,000 to be paid upon commencement of your employment. You will also be recommended for a one time restricted stock grant of 25,000 shares. The shares will vest in increments of 25% per year and be fully vested four years from date of grant.

           As was discussed in the job offer, you will be eligible for our annualized incentive program (IC). Your annualized target opportunity under this program is 90% of salary and actual payout is dependent upon your individual performance as well as Ashland end APAC financial performance for the year, however, we will guarantee a minimum payment of $300,000 for fiscal 2004. Bonuses are normally paid in November following the end of the fiscal year.

         You will also be included in the company's multi-year incentive program called LTIP (long-term incentive program). Your target annual opportunity under this program is 100% of salary and again, actual payout is dependent on financial results over the performance cycle. However, you will be eligible for a guaranteed payment of $337,500 under the 2002-2004 performance cycle. A copy of the FY 2002-2004 and 2003-2005 Policy Memorandums outlining the specifics of the plan is included for your reference. You will receive more information regarding your grants under the 2003-2005 and 2004-2006 cycles once formally approved by the Personnel and Compensation Committee in January.

Mr. Garry Hidem
December 19, 2003
Page 2


         Stock options are typically granted in September of each year. Under the current guidelines you would be eligible to receive up to 20,000 options on an annual basis, We are currently reviewing our stock program and are considering some changes to the form of the equity compensation provided. In September 2004 you will be eligible to receive a grant under the guidelines established for a Level I executive.

         In addition to the above, you will be eligible to participate in other benefit plans consisting of financial planning, deferred compensation, various insurance and health benefit plans. Your participation in particular employee benefits programs will be subject to the same limitations and conditions as those applicable to other employees eligible to participate.

         Garry, we are very pleased to extend this offer of employment to you. We look forward to an excellent opportunity for both you and Ashland as a result of your acceptance.

         If you have any questions, concerns or need additional information, Susan Baler, Vice President, Human Resources Programs & Services will be happy to assist you. She can be reached at 859/815-3543.

                                         Yours truly,


                                         James J. O'Brien

Enclosures